Exhibit 1.8 under Form N-14

                        MUNICIPAL SECURITIES INCOME TRUST

                                Amendment No. 16

                              DECLARATION OF TRUST

                             As dated August 6, 1990

      This Declaration of Trust is amended as follows:

      Strike Section 1 of Article I from the Declaration of Trust and substitute in its place the following:

        Section 1.  Name.

    This Trust shall be known as Federated Municipal Securities Income Trust.

      Strike Section 2(b) of Article I from the Declaration of Trust and substitute in its place the following:

     (b) The "Trust" refers to Federated Municipal Securities Income Trust;

      Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

        "Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, INTER ALIA, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

                  Federated California Municipal Income Fund
                    Class A Shares
                    Class B Shares

                  Federated Michigan Intermediate Municipal Trust
                  Federated New York Municipal Income Fund

                    Class A Shares

                  Federated North Carolina Municipal Income Fund
                    Class A Shares

                  Federated Ohio Municipal Income Fund
                    Class F Shares

                  Federated Pennsylvania Municipal Income Fund
                    Class A Shares

                    Class B Shares"

      Insert the following as Section 9 of Article XII of the Declaration of
Trust:

      Section 9. Use of Name. The Trust acknowledges that Federated Investors has reserved the right to grant the non-exclusive use of the name "Federated" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust or owe or more Series or Classes any right to use of the name "Federated".

      The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 20th day of May, 1999.

      WITNESS the due execution hereof this 20th day of May, 1999.

/s/ John F. Donahue                         /s/ Edward L. Flaherty, Jr.
John F. Donahue                             Edward L. Flaherty, Jr.

/s/ Thomas G. Bigley, Jr.                   /s/ Peter E. Madden
Thomas G. Bigley, Jr.                       Peter E. Madden

/s/ John T. Conroy, Jr.                     /s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.                         Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis                /s/ John E. Murray, Jr.
Nicholas P. Constantakis                    John E. Murray, Jr.

/s/ William J. Copeland                     /s/ Wesley W. Posvar
William J. Copeland                         Wesley W. Posvar

                                            /s/ Marjorie P. Smuts

James E. Dowd                               Marjorie P. Smuts

/s/ Lawrence D. Ellis, M.D.
Lawrence D. Ellis, M.D.